EXHIBIT 10.18
          June 30, 1999

          Mr. Larry E. Wright
          11 DeWitt Place
          Tequesta, FL 33469

               Re: Agreement and Release between Larry E. Wright and Associated Estates Realty Corporation

          Dear Mr. Wright:

               This Agreement and Release (this "Agreement") sets forth our mutual understanding and our commitments related to your termination of employment with Associated Estates Realty Corporation, an Ohio corporation (the "Company") as of July 1, 1999. This Agreement is final and binding on you and the
          Company.   You and the Company are parties to an employment
          agreement dated as of June 30, 1998 (your "Employment Agreement"). No commitment, obligation or claim solely arising out of or related to your employment relationship with the Company, your separation from employment or your Employment Agreement (collectively, "Your Employment") not contained herein will be asserted, supported or permitted by you or recognized by the Company.

               1. Effective Date. The effective date of your termination of employment with the Company is July 1, 1999.

               2. Termination Payments. As consideration for your promises contained in this Agreement and the continuation of all of the provisions of Paragraph 6, entitled "Covenants and Confidential Information," of your Employment Agreement, as modified by Paragraph 10 hereof:

                   a. On July 7, 1999, if you do not cancel this Agreement on or before that date, you will receive a one-time, lump sum termination payment of $575,000, representing all bonuses due and payable under your Employment Agreement, the advance payment of the base pay under your Employment Agreement through June 30, 2001 and bonuses that could be payable under your Employment Agreement, as well as consideration for your execution of this Agreement; and

                   b. The termination of employment will be effective July 1, 1999 and the Company will maintain your current salary and benefits until that date.

               3. COBRA. All insurance, including medical, dental and life, that has covered you while employed by the Company will be discontinued as of July 1, 1999. The Company will provide you with the necessary information and forms related to your option to purchase continued medical coverage for up to 18 months, beginning July 1, 1999, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Applicable COBRA premiums to continue coverage for you will be paid by you.

               4. Vacation. You agree that the payments made pursuant to Paragraph 2 cover the value of any accrued vacation owed to you.

               5. Taxes. All payments made under this Agreement shall be subject to applicable taxes and minimum withholding as prescribed by law. You agree that you will be solely responsible for the payment of any taxes that may be required to be paid by you or on your behalf based on, or as a result of, payments made in accordance with this Agreement (other than any obligation to withhold taxes with respect to such payments, which is the obligation of the Company).

               6. Broker s License. You agree that your broker s license will remain with the Company so long as you serve as a director of the Company. The Company will pay all costs incurred by you to maintain your broker's license. The Company will pay, reimburse, indemnify, defend and hold you harmless from and against any and all penalties, claims, losses, liabilities, damages, charges, costs and/or expenses (including without limitation, attorneys' fees and court costs) arising out of or resulting from or in any manner connected with the Company's use of your broker's license.

               7. Release. (a) Other than as set forth in this Agreement, you have no further monies, bonuses, benefits or entitlements coming or accruing from the Company or the Company Released Parties (as defined herein) solely arising out of Your Employment.

               In consideration of the payments and agreements described in this Agreement, you, for yourself and for your executors, administrators, assigns and heirs (including your spouse and family members), fully and forever release the Company and the Company Released Parties, from and of any and all actions, suits, claims, issues, charges, allegations, demands, disputes, liabilities, debts or sums of money of any kind or nature whatever, which you have or may have, on or prior to the date hereof solely arising out of Your Employment.

               This release specifically includes any actions sounding in or related to tort, contract or discrimination of any kind, including but not limited to any and all claims arising under any federal, state or local laws prohibiting age, race, sex, disability and other forms of discrimination, including but not limited to age discrimination claims under the Age Discrimination in Employment Act, claims under Title VII of the 1964 Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, or arising under any other federal, state or local statute relating to employment.

               You understand that you may be replaced by a younger individual and expressly agree that among the claims being released herein are any and all claims that might arise out of any such action by the Company or the Company Released Parties. You voluntarily waive any right to seek reemployment by the Company.

               You also agree that neither you nor anyone acting on your behalf will file, claim, sue or cause or permit to be filed or claimed, any action for damages or other relief against the Company or the Company Released Parties involving any matter occurring prior to the date of this Agreement, or involving the effects of actions or practices which arose prior to the date of this Agreement solely arising out of Your Employment. You further agree that you will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims solely arising out of Your Employment which you have asserted or could have asserted against the Company or the Company Released Parties.

               Further, you agree that this Agreement meets the requirements of the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers Benefit Protection Act of 1990 ("OWBPA"), including the provisions of 29 U.S.C.
          SS 626(f)(1) regarding specific requirements for the waiver of rights and claims thereunder in any way arising prior to the execution of this Agreement. Those requirements include that you understand and acknowledge that by executing this Agreement:

                    a. You are knowingly and voluntarily waiving any and all rights and claims you may have under the ADEA and OWBPA;

                    b. You are receiving hereunder consideration in addition to anything of value to which you are already entitled;

                    c. You have been advised to consult with an attorney of your choice prior to executing this Agreement;

                    d. You have carefully read this Agreement, know and understand its contents and its significance, and intend to be bound by its terms;

                    e. You have been given a period of 21 days from the receipt of this Agreement to consider its contents and ramifications and your decision to sign it, although you may execute it and return it prior to that if desired.

                    f. You will be given seven days following execution of this Agreement to revoke it by notifying Nan Zieleniec in writing, since it will not become effective or enforceable and no payments will be made under this Agreement until that seven day revocation period has expired.

               You agree that the contents of these paragraphs not only release the Company and the Company Released Parties from any and all claims as stated herein which you could or may make on your own behalf, but also those claims solely with respect to Your Employment, which could or may be made by any other person or entity (including your spouse and family members).

               It is further understood and agreed that this entire Agreement is not to be construed as an admission of liability by the Company or the Company Released Parties. Further, the payment of monies under this Agreement does not constitute an admission by or on behalf of the Company or the Company Released Parties that you are entitled to such payment pursuant to any policy or practice.

               Nothing in this Agreement shall be construed as a release, waiver or other relinquishment by you and any of Your Released Parties of your rights under (including, without limitation, your right to receive the moneys held under) the AERC 401(k) Plan and the MIG Money Purchase Plan, all of which shall continue to be held by you whether or not this Agreement becomes effective.

               (b) In consideration of the agreements described in this Agreement, Company, for itself and its successors and permitted assigns fully and forever release you and Your Released Parties, from and of any and all actions, suits, claims, issues, charges, allegations, demands, disputes, liabilities, debts or sums of money of any kind or nature whatever, which Company has or may have, on or prior to the date hereof, solely arising out of Your Employment, except fraud.

               Company agrees that the contents of the preceding paragraph release you from any and all claims with respect to Your Employment as stated herein which Company could or may make on its own behalf.

               It is further understood and agreed that this entire Agreement is not be to construed as an admission of liability by you or Your Released Parties.

               8. Options. You were granted options to purchase the Company s common shares, without par value, pursuant to plans maintained by the Company for that purpose. You acknowledge and agree that, under the terms of the options granted to you, all of your non-qualified options will be forfeited on the date of your termination. You will have three months from the date of your termination to execute any incentive options granted to you by the Company.

               9. Directorship. You and the Company agree that you will continue to serve as a member of the Company's board of directors you are removed or voluntarily resign or until your successor is duly elected following you not being nominated to the board. You will be compensated for such service as a non-employee, non-independent director.

               10. Non-Compete. You agree to continue to be bound by the terms of Paragraph 6, entitled "Covenants and Confidential Information," of your Employment Agreement for so long as you serve as a director of the Company and for a period of two years thereafter. You hereby agree and acknowledge that Paragraph 6(a) of your Employment Agreement precludes you from advising institutional investors, pension funds and other persons with respect to multifamily real estate development and acquisitions.

               11. Company Property. You agree to repay to the Company any outstanding debts solely arising out of Your Employment or non-reimbursable expenses, and to return all credit cards, telephone cards, cellular telephones and other equipment or property of the Company in your possession prior to July 15, 1999.

               12. No Further Obligations. You expressly acknowledge that the Company has no further obligations to you, and Company expressly acknowledges that you have no further obligations to Company, pursuant to your Employment Agreement, which Employment Agreement is agreed void and of no further effect as of July 1, 1999, except for all of the provisions of Paragraph 6, entitled "Covenants and Confidential Information," of your Employment Agreement which shall continue as set forth in Paragraph 10.

               13. Acknowledgment. You acknowledge that the payment referred to in Paragraph 2 and the benefits provided under Paragraph 9 are solely in exchange for the promises in your Employment Agreement and this Agreement and are not normally available under the Company s policies to employees. You further acknowledge that such payments and benefits do not constitute an admission by the Company or the Company Released Parties of liability or of violation of any applicable law or regulation. The Company expressly denies any liability or alleged violation and states that payments and promises are being made solely for the purpose of effectuating a mutually amicable separation of you from your employment with the Company.

               14. Non-disparagement. You agree not to disparage, directly or indirectly, the Company or the Company Released Parties or any of their personnel, management, products, services or practices, and the Company agrees that neither it nor any of its affiliates or any of their respective personnel shall, directly or indirectly, disparage you.

               15. Confidentiality of Agreement. The parties agree to keep all provisions, terms and conditions of the Agreement confidential, and not disclose them to any person not a party hereto other than your counsel, spouse and tax advisor, under any circumstances, except as required by law.

               16. No Further Promises. You agree that no promise has been made to you except those contained in this Agreement which sets forth the entire understandings of the parties.

               17. Revocation of Agreement. You may revoke and cancel this Agreement in writing at any time within seven days after your execution of this Agreement by providing written notice of revocation to the Company. If you do so revoke, this Agreement will be null and void and the Company will have no obligation to make the payments or fulfill the obligations contained herein. This Agreement shall not become effective and enforceable until after the expiration of that seven-day revocation period. After such time, if there has been no revocation, this Agreement shall be fully effective and enforceable.

               18. Successors and Assigns. This Agreement will also be binding on the parties and their respective, successors and permitted assigns and, with respect to you, heirs. This Agreement releases, to the extent set forth herein, (a) the Company and its successors, assigns, divisions, parents or affiliates, officers, directors, shareholders, members, employees, heirs, agents and counsel, including, without limitation, any and all management and supervisory employees (collectively, the "Company Released Parties"), and (b) you and your successors, assigns, executors, administrators, heirs (including spouse and family members), counsel and agents (collectively, "Your Released Parties"). Neither this Agreement nor any the rights or obligations herein may assigned or otherwise transferred by a party without the prior written consent of the other party. Any such assignment or other transfer in violation of the preceding sentence shall be null and void.

               19. Entire Agreement. This Agreement contains the entire agreement between the parties and this Agreement cannot be modified, varied or altered, except in a writing signed by both parties hereto.

               20. Enforceability. If any provision of this Agreement is declared invalid or unenforceable, the remaining portions of the Agreement shall not be affected thereby and shall be enforced.

               21. Ohio Law. This Agreement shall be governed by the laws of the State of Ohio.

               Please confirm that the foregoing correctly states the understanding between us by signing and returning to the Company a counterpart hereof.

                                   ASSOCIATED ESTATES REALTY CORPORATION



                                   By:     /s/ Jeffrey I. Friedman

                                   Name:   Jeffrey I. Friedman

                                   Title:  Chairman, President and
                                           Chief Executive Officer




          Accepted and agreed to as of the date hereof:



          /s/  Larry E. Wright
          Larry E. Wright